STOCK PURCHASE AND MODIFICATION AGREEMENT

         RhoMed Incorporated, a New Mexico corporation ("RhoMed"), Aberlyn Capital Management Limited Partnership, a Delaware limited partnership ("ACM"), and Aberlyn Holding Company, Inc., a Delaware corporation ("AHC") (ACM and AHC together called "Aberlyn"), agree:

         1. Recitals. RhoMed has entered into five agreements to issue warrants to ACM and two agreements to issue warrants to AHC. Exhibit A to this Stock Purchase and Modification Agreement (this "Agreement") lists these seven agreements to issue warrants (collectively, the "Warrant Agreements"). RhoMed and ACM have also entered into a Letter Agreement effective as of April 28, 1995 (the "Letter Agreement"), which restructured various financing arrangements between RhoMed and ACM, and granted certain rights to ACM, including the right in paragraph number 2 therein to purchase a minimum of 200,000 shares of RhoMed common stock at an exercise price to be negotiated at a future date. The parties wish to enter into a stock transaction, terminate the Warrant Agreements and modify certain terms of the Letter Agreement.

         2. Stock purchase and consideration. Upon execution of this Agreement, ACM will purchase from RhoMed and RhoMed will issue to ACM or its designees nine hundred thirty thousand and twenty-three (930,023) shares (the "Stock") of RhoMed's common stock. The consideration for this transaction is as follows:

                  a. Payment of accrued interest. RhoMed will issue the Stock to ACM as payment of the three hundred twenty-four thousand five hundred and forty-six dollars ($324,546) which RhoMed owes ACM as accrued interest through April 30, 1996, under the financing agreements named in the Letter Agreement, as calculated on the amortization schedule set forth as Exhibit A to the Letter Agreement. RhoMed's issuance of the Stock will satisfy RhoMed's obligation under paragraph 1(b) of the Letter Agreement to issue its common stock in payment of accrued interest for months 01-12.

                  b. Termination of Warrant Agreements and Letter Agreement Warrant. The Warrant Agreements will terminate upon issuance of the Stock, and RhoMed will have no further obligation to issue warrants or stock under the Warrant Agreements or pursuant to paragraph 2 of the Letter Agreement.

         3. Conversion of accrued interest for months 13-24. RhoMed will continue to be obligated to issue common stock to ACM in payment of accrued interest as required under paragraph 1(b) of the Letter Agreement, but only for months 13-24. The per share price for determining the number of shares of common stock to be issued (the "Accrued Interest Conversion Price") will be three quarters (3/4) of the per share offering price for RhoMed's common stock (or securities received in exchange for RhoMed's common stock) in any offering commencing after April 30, 1996, in which the total offering proceeds exceed five million dollars ($5,000,000). In the event that RhoMed does not complete such an offering before April 30, 1997, the Accrued Interest Conversion Price will be three quarters (3/4) of the average closing per share price for the twenty trading days immediately preceding April 30, 1997, provided that RhoMed common stock (or securities received in exchange for RhoMed's common stock) trades on a national securi ties exchange, on the National Association of Security Dealers, Inc. Automated Quotations System ("NASDAQ"), or on the OTC Electronic Bulletin Board or in "pink sheets." Any shares of common stock issued pursuant to this Article 3 will have registration rights as provided for the Stock in Article 4 of this Agreement.

         4. Registration rights. RhoMed agrees that no later than 180 days after the later of (x) issuance of the Stock or (y) the first date on which RhoMed's common stock (or securities received in exchange for RhoMed's common stock) trades on a national securi ties exchange, on the National Association of Security Dealers, Inc. Automated Quotations System ("NASDAQ"), or on the OTC Electronic Bulletin Board or in "pink sheets," RhoMed will use its reasonable best efforts to file a registration statement (the "Registration Statement") registering the Stock for public sale under the Securities Act of 1933 (the "Act"), and use its reasonable best efforts to effect the registration of the Stock and maintain the effectiveness of the Registration Statement until the completion of the distribution of the Stock as contemplated in the Registration Statement; provided, however, that the obligation to file, effect and maintain a Registration Statement shall obtain if and only for so long as the Stock (i) has not been disposed of pursuant to a registration statement declared effective by the Commission, (ii) has not been sold in a transaction exempt from the registration and prospectus delivery requirements of the Act so that all transfer restrictions and restrictive legends with respect thereto are removed upon the consummation of such sale, or (iii) is not saleable as exempt securities pursuant to Section 3(a)(10) of the Act. Notwithstanding the foregoing, RhoMed (i) will not be obligated to enter into any underwriting agreement for the sale of any of the Stock and (ii) may delay the filing for a period not to exceed sixty (60) days if RhoMed determines in good faith that such filing would have an adverse effect on RhoMed or would otherwise be inadvisable.

                  a. Expenses. All Registration Expenses ("Registration Expenses" means all expenses incurred by RhoMed in complying with Article 4 hereof, including, without limitation, all registration, qualification and filing fees, printing expenses, escrow fees, fees and expenses of counsel for RhoMed, blue sky fees and expenses for a reasonable number of states and the expense of any special audits incident to or required by any such registration, but excluding the fees of legal counsel for any holder of Stock) incurred in connection with any registration, qualification or compliance pursuant to Article 4 shall be borne by RhoMed. All Selling Expenses ("Selling Expenses" means all underwriting discounts and selling commissions applicable to the sale of Stock and all fees and expenses of legal counsel for any holder of Stock) relating to the sale of securities registered by or on behalf of holders of Stock shall be borne by such holders pro rata on the basis of the number of securities so registered.

                  b. Assignment of registration rights. The rights to cause RhoMed to register Stock under this Article 4 may be assigned in full by a holder of Stock, provided, that: (i) such transfer may otherwise be effected in accordance with applicable securities laws; (ii) such transfer involves not less than the lesser of all of such holder's shares of Stock or 100,000 shares of Stock; (iii) such holder gives prior written notice to RhoMed; and (iv) such transferee agrees to comply with the terms and provisions of this Agreement, and such transfer is otherwise in compliance with this Agreement. Except as specifically permitted by this Section 4 (b), the rights of a holder with respect to Stock as set out herein shall not be transferable to any other person, and any attempted transfer shall cause all rights of such holder therein to be forfeited.

                  c. Holdback agreement. If RhoMed files a registration statement with the Securities and Exchange Commission in connection with a public offering of RhoMed's securities, the holder of any Stock, by accepting this Agreement, agrees, if so requested by RhoMed, that such holder will not directly or indirectly sell, make any short sale of, grant any option for the purchase of, or otherwise dispose of any capital stock of RhoMed during the 30-day period ending, and the 180-day period beginning (or any such other period as is required by the underwriter of such offering) on the first date of the effectiveness of such registration statement. Upon request, the holder will sign an agreement in reasonable form to such effect with the underwriter of such an offering.

                  d. Indemnification. RhoMed will indemnify the holders of Stock which is included in each registration statement under this Article 4 substantially to the same extent as is customary for indemnification and contribution provisions in favor of underwriters and selling shareholders of similar offerings, and such holders of Stock will indemnify RhoMed with respect to information furnished by them in writing to RhoMed for inclusion therein substantially to the same extent as is customary for indemnification and contribution provisions is favor of companies by underwriters in similar offerings.

                  e. Amendment of registration rights. With the written consent of RhoMed and the holders holding at least a majority of the Stock that is then outstanding, any provision of this Article 4 may be waived (either generally or in a particular instance, either retroactively or prospectively and either for a specified period of time or indefinitely) or amended. Upon the effectuation of each such waiver or amendment, RhoMed shall promptly give written notice thereof to the holders of Stock, if any, who have not previously received notice thereof or consented thereto in writing.

         5. Representations and warranties of Aberlyn. Aberlyn acknowledges, represents and warrants to RhoMed that:

                  a. Authorization and enforceability. ACM is a partnership and AHC is a corporation, both duly organized under the laws of the jurisdiction of their organization, and have the power to execute, deliver and perform this Agreement and have taken all necessary action to authorize them to execute, deliver and perform this Agreement. Aberlyn's execution, delivery and performance of this Agreement does not and will not violate any provision of their organizational documents, or any law, regulation, order, or judgment of any governmental authority to which they are subject. ACM and AHC have duly executed and delivered this Agreement. When RhoMed accepts and executes this Agreement, it will constitute the legal, valid and binding obligation of each, enforceable against each in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors' rights generally, by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law), and by statutory rescission rights under any applicable state securities laws. Aberlyn does not need to obtain the consent, authorization or order of, or make any filing or registration with, any governmental authority or other person, in order to execute, deliver and perform this Agreement.

                  b. Private placement; Regulation D; legends. Aberlyn understands that (i) RhoMed intends for the sale and issuance of Stock under this Agreement to be exempt from the registration and prospectus delivery requirements of the Act, and (ii) there is no existing public or other market for the Stock. Aberlyn is acquiring the Stock for their own account, or the account of one or more institutional Accredited Investors (as the term "Accredited Investor" is defined under Regulation D of the Act) for which Aberlyn is acting as a duly authorized fiduciary or agent, and not with a view to or for sale in connection with any distribution of Stock in violation of the Act or any other applicable securities laws. Aberlyn has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of Aberlyn's investment in the Stock and Aberlyn is capable of bearing the economic risks of investment in the Stock, including a complete loss of that investment. ACM and AHC are Accredited Investors because each is an organization or partnership, not formed for the specific purpose of acquiring the securities offered, with total assets in excess of

$5,000,000, and each is further an entity in which all of the equity owners are Accredited Investors. Aberlyn recognizes purchasing the Stock involves a high degree of risk, including, but not limited to, the risk of economic losses from operations of RhoMed. Aberlyn understands that (i) the Stock is not registered under the Act or any other applicable securities laws, and Aberlyn may resell shares of the Stock only if RhoMed registers the Stock under the Act or if an exemption from registration requirements is available; and (ii) except as set forth in Article 4 of this Agreement (concerning registration rights), RhoMed does not currently anticipate taking any action, including the filing of any reports or other information with the Securities and Exchange Commission, in order to enable Aberlyn to take advantage of the rules promulgated under the Act that are designed to facilitate the sale of restricted securities. Aberlyn agrees to comply with all applicable federal and state securities laws in connection with any subsequent resale of the Stock. Aberlyn is aware that the Act restricts the transferability in the United States of securities issued in reliance on the exemption from the registration requirements of the Act provided by Regulation D thereunder and that each certificate representing the Stock will bear a restrictive legend limiting transferability, which will be binding on each holder of Stock.

         6. Corporate restructuring. If, before RhoMed issues the Stock or any common stock due on account of accrued interest pursuant to Article 3, RhoMed amends its articles of incorporation or enters into any agreement which results in shares of RhoMed's common stock being replaced by a different number or class of securities or securities of another corporation (a "Corporate Restructuring"), then RhoMed or its successor will issue securities in the kind and number which ACM would have received, had RhoMed issued the Stock or shares of common stock to ACM before the Corporate Restructuring.

         7. Termination of observation right. ACM's right to observe meetings of RhoMed's directors, granted under paragraph 5 of the Letter Agreement, is terminated.

         8. Miscellaneous. This Agreement benefits and is binding on the parties, their successors and assigns, represents the entire agreement of the parties as to its subject matter, may be modified only in writing signed by the parties, and is governed by the laws of the state of New Mexico.

Dated as of June  24 , 1996.

RHOMED INCORPORATED


By:      s/ John J. McDonough                                 Date:     6/24/96
         --------------------
         John J. McDonough
         CFO and Vice President


ABERLYN CAPITAL MANAGEMENT LIMITED PARTNERSHIP
By:  Aberlyn Capital Management Co., Inc.
Its:  General Partner


By:      s/ Douglas R. Brian                                  Date:     6/18/96
         ----------------------
         Name: Douglas R. Brian
              -----------------
         Title:President
               ----------------


ABERLYN HOLDING COMPANY, INC.


By:      s/ Douglas R. Brian                                  Date:     6/18/96
         ----------------------
         Name: Douglas R. Brian
              -----------------
         Title:President
               ----------------

                                   EXHIBIT A

                              WARRANT AGREEMENTS


W-1. Agreement to Issue Warrant, dated as of July 15, 1993, between Aberlyn Capital Management Limited Partnership and RhoMed, as to 57,500 shares.

W-2. Agreement to Issue Warrant, dated as of July 15, 1993, between Aberlyn Holding Company and RhoMed, as to 57,500 shares.

W-3. Agreement to Issue Warrant, dated as of August 1, 1994, between Aberlyn Capital Management Limited Partnership and RhoMed, as to 115,000.

W-4. Agreement to Issue Warrant, dated as of July 22, 1994, between Aberlyn Capital Management Limited Partnership and RhoMed, as to 40,000 shares.

W-5. Agreement to Issue Warrant, dated as of July 22, 1994, between Aberlyn Holding Company and RhoMed, as to 40,000 shares.

W-6. Agreement to Issue Warrant, undated (but entered into pursuant to an agreement dated as of August 1, 1994) between Aberlyn Capital Management Limited Partnership and RhoMed, as to 20,023 shares.

W-7. Agreement to Issue Warrant, dated as of November 16, 1994, between Aberlyn Capital Management Limited Partnership and RhoMed, as to 400,000 shares.